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                                       Contact:   James F. Leary
                                                  Vice Chairman, Finance
                                                  Search Capital Group, Inc.
                                                  (214) 965-6000


FOR IMMEDIATE RELEASE:  April 14, 1997

SEARCH CAPITAL ANNOUNCES $35 MILLION SUBORDINATED DEBT OFFERING

Dallas, Texas -- Search Capital Group, Inc. announced today that it has commenced a private offering to accredited investors of up to $35 million of seven year senior subordinated notes with warrants to purchase shares of common stock of Search. Inter-Atlantic Securities Corp. and Wheat First Butcher Singer are acting as Placement Agents for the offering.

         Management expects that the net proceeds from the sale of the notes will be used by Search to fund growth in its contract receivables purchases, repay certain existing indebtedness and for other general corporate purposes. Pending their ultimate application, proceeds may be used to reduce outstanding balances under Search's revolving credit facility. It is anticipated that the notes will be issued pursuant to an indenture containing financial covenants, including a covenant that limits payment of cash dividends on Search's 9%/7% convertible preferred stock until certain financial conditions are satisfied.

         The notes and warrants will be offered and sold without registration pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes and warrants in any state or other jurisdiction in which such offer, solicitation, or sale is unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

         Search Capital Group, Inc. is a specialized financial services company engaged in the purchasing, financing and servicing of non-prime automobile installment loans. Search also has non-auto consumer finance operations. Search common shares and its 9%/7% convertible preferred shares are traded on the NASDAQ National Market under the symbols "SCGI" and "SCGIP", respectively.

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